Exhibit 99.1

FOR IMMEDIATE RELEASE

DSS Expands American Medical REIT with Acquisition of Three

Established Acute Care Hospitals in Texas and Pennsylvania

Rochester, N.Y., November 3, 2021 - DSS, Inc. (“DSS” or the “Company”) (NYSE American: DSS), a multinational company operating business segments in blockchain security, direct marketing, healthcare, consumer packaging, real estate, renewable energy, and securitized digital assets, today announced its majority-owned subsidiary, American Medical REIT Inc. (“AMRE”), has acquired three hospitals (the “Hospitals”) located in Fort Worth, Texas, Plano, Texas and Pittsburgh, Pennsylvania. The aggregate purchase price for the Hospitals was $62 million. The Hospitals are currently tenanted and operated by LifeCare Hospitals (together with its affiliates, “LifeCare Hospitals”), a specialty hospital operator with a focus on long-term acute and critical care.

The Hospitals acquired by AMRE are currently under an 18-year lease with eleven years remaining and an option to renew for an additional five years. The Hospitals have a total capacity of 195 hospital beds spanning a gross floor area of approximately 320,000 square feet. The Hospitals are located near densely populated and fast-growing areas, within close proximity to state highways, making them easily accessible by patients and clients. Additionally, the Hospitals have been accredited by The Joint Commission and are Medicare-certified. In 2015, the Hospitals were awarded the Quality Respiratory Care Recognition accolade issued by the American Association of Respiratory Care.

LifeCare Hospitals has lengthy experience in operating long term and acute care facilities. Since 1992, LifeCare Hospitals’ early intervention and early mobilization treatment program addresses those patients that require a length of stay greater than 5 days in the ICU/Critical care setting. LifeCare Hospitals provides these patients with additional resources that are not normally provided in traditional hospital settings to enhance the recovery process. LifeCare Hospitals operates a behavioral health hospital in Pittsburgh that delivers innovative behavioral health care by providing patient centered therapeutic interventions in a safe, compassionate, and personalized recovery environment.

“These acquisitions represent a significant expansion of our real estate operations,” stated Frank D. Heuszel, CEO of DSS. “While other areas within commercial real estate have been impacted by the ongoing pandemic, medical real estate has demonstrated considerable resiliency. With a now formidable foundation in place, we are in a great position to pursue further opportunities to expand AMRE as we continue to execute on our strategic growth plans.”

“Following AMRE’s maiden acquisition of Ivy Brook Medical Center in July this year, we are pleased to report AMRE has expanded its portfolio with three additional quality hospitals which we believe will position us to create sustainable dividends and build value for our shareholders over the long term,” commented Mr. Heng Fai Chan, Executive Chairman of the Company. “We continue to believe that the medical REIT space is a scalable and lucrative business model resilient to macroeconomic fluctuations. Looking ahead, we intend to focus our attention on advancing additional acquisitions through our pipeline of high-quality healthcare assets so as to accelerate growth for AMRE.”

In connection with the acquisition of the Hospitals, DSS Securities, a wholly owned subsidiary of DSS, loaned AMRE $0.8 million and American Pacific Bancorp, Inc., a majority-owned subsidiary of DSS, loaned AMRE $13.9 million.

About DSS, Inc.

DSS is a multinational company operating business segments in blockchain security, direct marketing, healthcare, consumer packaging, real estate, renewable energy, and securitized digital assets. Its business model is based on a distribution sharing system in which shareholders receive shares in its subsidiaries as DSS strategically unlocks value through IPO spin offs. Under new leadership since 2019, DSS has built the necessary foundation for sustainable growth through the acquisition and formation of a diversified portfolio of companies positioned to drive profitability in five high-growth sectors. These companies offer innovative, flexible, and real-world solutions that not only meet customer needs, but create sustainable value and opportunity for transformation.

For more information on DSS visit http://www.dsssecure.com.

About American Medical REIT Inc.

AMRE provides financing solutions to leading medical operators by acquiring licensed patient treatment facilities in various communities and delivering reliable, secure, and competitive cash returns to our investors. AMRE focuses on credit worthy single-tenant, single property transactions in the $10-$60M range and portfolio deals of larger scale, having initial rental yield in the 7-9% range and to pay a quarterly dividend up to 8% in annualized yield to the investors.

For more information, please visit: www.americanmedreit.com.

Investor Contact:

Dave Gentry, CEO

RedChip Companies Inc.

407-491-4498

Dave@redchip.com

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in the section entitled “Risk Factors” in the prospectus and in our other filings with the SEC, including, without limitation, our reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.